     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM F-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                            INFINEON TECHNOLOGIES AG

             (Exact name of Registrant as specified in its charter)

              FEDERAL REPUBLIC OF GERMANY                                      NOT APPLICABLE
            (Jurisdiction of incorporation)                         (I.R.S. Employer Identification No.)

                Infineon Technologies AG                      Infineon Technologies North America Corporation
     St.-Martin-Strasse 53, D-81699 Munich, Germany         1730 North First Street, San Jose, California 95112
                    011-49-89-234-0                                             888-463-4636
       (Registrant's principal executive offices)                           (Agent for service)

                            ------------------------

                                WITH A COPY TO:
                                 DAVID M. AYRES
                             Brobeck Hale and Dorr
                 Maximilianstrasse 31, D-80539 Munich, Germany
                               011-49-89-24-213-0
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS
                         DETERMINED BY THE REGISTRANT.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM                AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED(1)      AGGREGATE OFFERING PRICE(2)(3)   REGISTRATION FEE(3)(4)
Ordinary Shares, no par value per share(5)..................
Debt Securities.............................................
Total.......................................................         $1,500,000,000                  $138,000

(1) The registrant is registering hereunder such indeterminate number of ordinary shares and such indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $1,500,000,000. If any debt securities are issued at an original issue discount, such greater principal amount as shall result in net proceeds not to exceed $1,500,000,000 (less the aggregate value of all securities previously issued hereunder) is being registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate numbers and amounts of ordinary shares and debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange or pursuant to the anti-dilution provisions of any such securities.

(2) In United States dollars or the equivalent thereof in any other currency.

(3) Not required to be included in accordance with General Instruction II.C. to Form F-3. The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(5) The aggregate number of ordinary shares registered hereunder is limited, with respect to "at the market" offerings, to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933.

                    ----------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION. DATED MARCH 5, 2002

                                 $1,500,000,000

                                     [LOGO]

                            INFINEON TECHNOLOGIES AG

                                Ordinary Shares
                                Debt Securities
                                ----------------

    We may offer for sale ordinary shares (in the form of ordinary shares or American Depositary Shares) and debt securities. We may offer these securities, or any combination thereof, from time to time in one or more offerings with an aggregate initial offering price or principal amount of up to $1,500,000,000.

    We will describe the specific terms of a particular offering, and of the particular securities being offered, in one or more supplements to this prospectus. We may sell these securities to or through underwriters, dealers, or agents, or directly to purchasers. We will set forth the names of any underwriters, dealers or agents in the related prospectus supplement. This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

    Our ordinary shares are listed on the Frankfurt Stock Exchange and our American Depositary Shares are listed on the New York Stock Exchange, each under the symbol "IFX".

                            ------------------------

   INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                         Prospectus dated             .

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      2

INFINEON TECHNOLOGIES AG....................................      3

MATERIAL DEVELOPMENTS.......................................      3

RISK FACTORS................................................      6

CAPITALIZATION..............................................      7

RATIO OF EARNINGS TO FIXED CHARGES..........................      8

USE OF PROCEEDS.............................................      8

THE SECURITIES WE MAY OFFER.................................      8

DESCRIPTION OF ORDINARY SHARES..............................      9

DESCRIPTION OF AMERICAN DEPOSITARY SHARES...................     12

DESCRIPTION OF DEBT SECURITIES..............................     18

LEGAL OWNERSHIP OF SECURITIES...............................     24

TAXATION....................................................     28

PLAN OF DISTRIBUTION........................................     40

LEGAL MATTERS...............................................     42

EXPERTS.....................................................     42

WHERE YOU CAN FIND ADDITIONAL INFORMATION...................     42

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     42

ENFORCING CIVIL LIABILITIES.................................     43

                          FORWARD-LOOKING INFORMATION

    This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus may contain forward-looking statements. Any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions may be forward-looking statements. You should not place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including, without limitation, the factors referred to below under the caption "Risk Factors". These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference.

    Unless otherwise indicated in this prospectus, references to "our company" or "the company" are to Infineon Technologies AG; references to "we", "us" or "Infineon Technologies" are to Infineon Technologies AG and, unless the context otherwise requires, to its subsidiaries and its predecessor, the former semiconductor group of Siemens; references to "Siemens" are to Siemens AG, a German company.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the SEC) utilizing a "shelf" registration or "continuing offering" process. Under this process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount (denominated in any currency) of $1,500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering or offerings. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find Additional Information". If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

    The registration statement containing this prospectus, including its exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement and exhibits can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find Additional Information".

    When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters, dealers or agents have authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of the relevant document.

                            INFINEON TECHNOLOGIES AG

    Infineon is a leading innovator in the international semiconductor industry. We design, develop, manufacture and market a broad range of semiconductors and complete system solutions targeted at selected industries. Our products serve applications in the wireless and wireline communications, automotive, industrial, computer, security and chip card markets. Our product portfolio consists of both memory and logic products and includes digital, mixed-signal and analog integrated circuits, or ICs, as well as discrete semiconductor products and system solutions. We are the successor to the Siemens Semiconductor Group and have actively participated in the semiconductor industry since 1952.

    We are organized into five main segments, four of which are application-focused--Wireless Solutions, Wireline Communications, Automotive & Industrial and Security & Chip Card ICs; and one of which is product-focused--Memory Products.

    - Our Wireless Solutions segment designs, develops, manufactures and markets semiconductors and complete system solutions for a range of wireless applications, including cellular telephone systems, short range wireless systems (such as cordless telephone systems and Bluetooth radios) and devices used in connection with the global positioning system. Our principal products in the wireless communications market include standard and customized radio-frequency products and baseband ICs.

    - Our Wireline Communications segment designs, develops, manufactures and markets semiconductors and fiber optic components for the communications Access, Wide Area Network (known as WAN) and Metropolitan Area Network (known as MAN) sectors of the wireline communications market.

    - Our Automotive & Industrial segment develops, manufactures and markets semiconductors and complete systems solutions for use in automotive and industrial applications. Automotive applications have typically accounted for approximately 60% of the segment's net sales, with the balance represented by industrial applications.

    - Our Memory Products segment develops, manufactures and markets semiconductor memory products with various packaging and configuration options and performance characteristics for use in standard and embedded memory applications.

    - Our Security & Chip Card ICs segment develops, manufactures and markets security controllers, security memories and other semiconductor and systems solutions for use in applications requiring special security features.

    Our principal executive offices are located at St.-Martin-Strasse 53, D-81669 Munich, Germany, and our telephone number is 011-49-89-234-0.

                             MATERIAL DEVELOPMENTS

PRINCIPAL SHAREHOLDERS--CHANGES IN SIEMENS' SHAREHOLDING

    In December 2001, Siemens reported that it had transferred 200 million of our company's shares, or approximately 28.9% of our then outstanding share capital, to the First Union Trust Co., as trustee under a trust agreement dated December 4, 2001. We understand that under the terms of the trust agreement the shares transferred to the trust may not be voted, as Siemens has relinquished its voting rights in those shares while they are held in trust and the trustee is not permitted to vote the shares. We also understand that Siemens continues to be entitled to all of the benefits of economic ownership of these shares held by the trustee.

    In early January 2002, Siemens Nederland N.V., a subsidiary of Siemens, sold 40 million shares of Infineon, thereby further reducing the indirect interest of Siemens in our company.

    The transfer of Infineon shares to the trust described above reduced Siemens' voting interest in our company by an amount corresponding to the number of shares transferred. Accordingly, while Siemens' ownership interest in our company at February 1, 2002 was 41.4%, its voting interest was 12.5%. Such voting interest, when combined with the voting interest in Infineon shares of 13.2% held by the Siemens pension trust, represents a combined voting interest of 25.7% as of February 1, 2002. Since shareholders of Infineon other than Siemens and the Siemens pension trust own approximately 45.4% of Infineon "s share capital, they control a majority of the shares that may be voted at any Infineon shareholders' meeting. The effect of the transfer of Infineon shares into a trust that is prohibited from voting those shares is that shareholders in Infineon other than Siemens and the Siemens pension trust have a disproportionate voting interest.

    The following table shows the ownership of our company's share capital by our principal shareholders (each person or entity who owns 5% or more of our shares) as of February 1, 2002. The members of our supervisory and management board, individually and in the aggregate, hold less than one percent of our share capital. We are not directly or indirectly owned or controlled by any foreign government.

                                                                   SHARES OWNED
                                                              ----------------------
                                                                NUMBER         %
                                                              -----------   --------
First Union Trust Co., as trustee...........................  200,000,000     28.9
Siemens Pension Trust e.V.(1)...............................   91,325,225     13.2
Siemens Nederland N.V.(2)...................................   86,299,775     12.5

------------------------

(1) We understand that, under the Siemens Pension Trust e.V. documents, the pension trust may receive instructions from Siemens as to the voting of the shares while they are owned by the trust.

(2) Siemens Nederland N.V. is a wholly-owned subsidiary of Siemens AG.

    In August 2000, Siemens Nederland N.V. issued 25,000 bonds with a nominal value of Euro 100,000 each, each of which is exchangeable at the option of the holders thereof into 1,000 of our company's shares at an exchange price of Euro 100 per share. The exchange feature may be exercised on any business day from August 10, 2001 through July 27, 2005 (or, in the event of early redemption by the issuer, on and including the fourth business day immediately preceding the day fixed for such early redemption).

    Under German law, as long as Siemens holds or can direct the voting of more than 25% of the shares in our company represented at a shareholders' general meeting, it would be in a position to block shareholder action on a variety of matters, including the exclusion of preemptive rights in a capital increase, or any capital decrease, merger, consolidation, spin-off, sale or other transfer of all or substantially all of our assets, a change in the corporate form or business purpose of our company or the dissolution of our company.

INTELLECTUAL PROPERTY RIGHTS

    Intellectual property rights in various of our products include patents, copyrights, trade secrets, trademarks, utility models, design patents and maskwork rights. Our patents primarily relate to IC design and process technologies. We believe that our intellectual property is a valuable asset and intend to protect our investment in technology.

    As a result of the transfers and sales of shares by Siemens described above, Siemens no longer owns or controls the voting rights over at least 50% of our company's shares. As a result, we are no longer deemed to be a Siemens subsidiary under certain patent cross-license agreements between Siemens and other manufacturers of semiconductors and consequently have lost important rights to utilize patents owned by those other manufacturers and other third parties. In addition, we lost our right to utilize certain Siemens patents under a patent cross-license agreement with Siemens when we ceased to be a Siemens subsidiary. We may now use the Siemens patents licensed to us under that agreement only to the extent and in the manner that we were using those patents in our business on the date we ceased to be a Siemens subsidiary. We have also lost the restricted right that we had under our cross-license agreement with Siemens to cross-license the Siemens patents to third parties. We could incur substantial costs to license patents or other necessary technology to which we previously had access as a Siemens subsidiary, and we may be unable to obtain access to third parties' patent portfolios at all.

CONVERTIBLE NOTE OFFERING

    In January 2002, our Dutch subsidiary, Infineon Technologies Holding B.V., conducted an offering of notes that are convertible into ordinary shares of our company (or the equivalent cash amount at our discretion or an equivalent cash/share combination). The notes were placed with institutional investors outside the United States. The gross proceeds to the Infineon group from the offering, prior to expenses, were Euro 1 billion.

    Each of the convertible notes has a 4.25% coupon and a maturity of 5 years and cannot be called for the first three years; it is callable thereafter subject to a 115% provisional call. The notes are convertible into our ordinary shares at an initial conversion price of Euro 35.43 per ordinary share. If all of the notes were to be converted into ordinary shares at the initial conversion price, we would be required to issue 28,224,668 ordinary shares. Currently, up to 25 million ordinary shares derived from our company's conditional capital are available for delivery upon conversion of the notes. Unless a future shareholders' meeting of our company resolves to allocate further conditional capital to meet the conversion rights of the noteholders, Infineon Technologies Holding B.V. will pay a cash amount in lieu of delivery of ordinary shares upon conversion if such 25 million ordinary shares have previously been delivered to noteholders in satisfaction of their conversion rights.

ELECTIONS TO THE SUPERVISORY BOARD

    Dr. Volker Jung, Heinz-Joachim Neuburger, Eberhard Rauch and Prof.
Dr. Claus Weyrich have resigned from our Supervisory Board. At our annual general meeting of shareholders in January 2002, the following persons were elected to fill the vacancies:

                                                    TERM
NAME                                     AGE      EXPIRES     PRINCIPAL OTHER BUSINESS ACTIVITIES
----                                   --------   --------   -------------------------------------
Dr. Peter Mihatsch,                    61           2007     Member of the Management Board,
  Chairman(1)(2)(3)..................                        TaurusHolding GmbH & Co. KG

Dr. Stefan Jentzsch..................  41           2007     Member of the Management Board,
                                                             Bayerische Hypo- und Vereinsbank AG

Karl-Heinz Midunsky(1)(3)............  58           2007     Corporate Vice President and
                                                             Treasurer, Siemens AG

Dr. Martin Winterkorn................  54           2007     Chairman of the Management Board,
                                                             Audi AG

------------------------

(1)  Member of the executive committee.

(2)  Member of the mediation committee.

(3)  Member of the investment and finance committee.

                                  RISK FACTORS

    Investing in our securities involves risks. Please see the risk factors described in our Annual Report on Form 20-F for the year ended September 30, 2001, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones that we face. Additional risks and uncertainties not now known to us or that we currently deem immaterial may also affect our business operations.

                                 CAPITALIZATION

    The following table sets forth, as of December 31, 2001, our consolidated capitalization on an actual basis and as adjusted to reflect the net proceeds to us from the sale of guaranteed subordinated convertible notes by our Dutch subsidiary in January 2002.

                                                            DECEMBER 31,   CONVERTIBLE   DECEMBER 31,
                                                                2001           NET           2001
                                                               ACTUAL       PROCEEDS     AS ADJUSTED
                                                            ------------   -----------   ------------
                                                                 (EURO IN MILLIONS) (UNAUDITED)
LONG TERM DEBT, EXCLUDING CURRENT PORTION OF WHICH:.......        705          982           1,687
  Guaranteed..............................................        527           --             527
  Unguaranteed............................................        178          982           1,160
  Secured.................................................         51           --              51
  Unsecured...............................................        654          982           1,636

SHAREHOLDERS' EQUITY
  Ordinary share capital..................................      1,385           --           1,385
  Additional paid-in capital..............................      5,257           --           5,257
  Retained earnings (deficit).............................       (136)          --            (136)
  Accumulated other comprehensive income..................         53           --              53
                                                                -----          ---           -----
    TOTAL SHAREHOLDERS' EQUITY............................      6,559           --           6,559
                                                                -----          ---           -----
TOTAL CAPITALIZATION......................................      7,264          982           8,246
                                                                =====          ===           =====

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                           YEAR ENDED SEPTEMBER 30,
                                                             ----------------------------------------------------
                                                               1997       1998       1999       2000       2001
                                                             --------   --------   --------   --------   --------
                                                                                 (UNAUDITED)
Ratio of earnings to fixed charges.........................     --          --          --        35x        --
                                                               ===       =====     ========    ======     =====
Deficiency of earnings available to cover fixed charges (in
  millions of euro)........................................    254       1,860          15         --     1,069
                                                               ===       =====     ========    ======     =====

    For the purposes of the table above, "earnings" means income before taxes, adjusted for undistributed earnings of less-than-50%-owned companies, plus fixed charges (excluding capitalized interest). "Fixed charges" consist of interest expense, capitalized interest, plus one-third of rental expense which is the portion we deem to be representative of the interest factor included in rental expenses.

                                USE OF PROCEEDS

    Unless we otherwise indicate in an applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered hereby for working capital and other general corporate purposes, including for:

    - capital expenditures made in the ordinary course of business; and

    - acquisitions of businesses, products and technologies that complement or expand our business.

    We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to a specific offering.

                          THE SECURITIES WE MAY OFFER

    The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement any additional information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

    We may sell from time to time, in one or more offerings, ordinary shares or debt securities. In this prospectus, we will refer to the ordinary shares and debt securities collectively as "securities." The total dollar amount of all securities that we may issue pursuant to the registration statement of which this prospectus forms a part may not exceed $1,500,000,000.

    If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

    This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

                         DESCRIPTION OF ORDINARY SHARES

    This section summarizes the material rights of holders of the shares of our company under German law and the material provisions of the Articles of Association of our company. This description is only a summary and does not describe everything contained in our Articles of Association. Copies of our Articles of Association are publicly available from the Commercial Register in Munich, Germany, and an English translation has been filed with the Securities and Exchange Commission.

ISSUED SHARE CAPITAL

    The issued share capital of our company consists of Euro 1,386,074,288 divided into 693,037,144 individual shares in registered form with a notional value of Euro 2.00 each. According to German law, the individual shares do not have a par value but they do have a notional value that can be determined by dividing the share capital amount by the number of shares.

    Registrar Services GmbH, the transfer agent and registrar of our company in Germany, registers record holders of shares in the share register on our behalf pursuant to a transfer agency agreement. The transfer agent also maintains the register of our shareholders.

AUTHORIZED CAPITAL

    Under the German Stock Corporation Act, a stock corporation's shareholders can authorize the management board to issue shares in a specified aggregate nominal amount of up to 50% of the issued share capital at the time the resolution is passed. The shareholders' authorization may extend for a period of no more than five years. The Articles of Association of our company authorize the management board to increase the share capital with the supervisory board's consent as described below:

    The management board is authorized until March 31, 2004, to issue new shares in one or more tranches in an aggregate amount of up to Euro 120 million to employees of the Infineon group companies. The preemptive rights of the existing shareholders will be excluded in connection with such issuances.

    The management board is also authorized until January 21, 2007, to issue new shares in one or more tranches in an aggregate amount of up to Euro 350 million in exchange for contributions in cash or in kind. The preemptive rights of the existing shareholders will be excluded in the case of contributions in kind, and may in certain circumstances be partially or wholly excluded in the case of contributions in cash.

CONDITIONAL CAPITAL

    Our company has conditional capital of up to Euro 96 million that may be used to issue up to 48 million new registered shares in connection with our 1999 Share Option Plan and our 2001 Share Option Plan and additional conditional capital of up to Euro 29 million that may be used to issue up to 14.5 million new registered shares in connection with our 2001 International Long-Term Incentive Plan. These shares will have dividend rights from the beginning of the financial year in which they are issued.

    Our company also has conditional capital of up to Euro 350 million that may be used to issue up to 175 million new registered shares upon conversion of debt securities, if those securities have been issued before January 21, 2007, at the latest. These shares will have dividend rights from the beginning of the financial year in which they are issued.

PREEMPTIVE RIGHTS

    Under the German Stock Corporation Act, an existing shareholder in a stock corporation has a preferential right to subscribe for issues of new shares by that corporation in proportion to the number of shares he holds in the corporation's existing share capital. These rights do not apply to shares issued out of conditional capital. Preemptive rights also apply to securities that may be converted into shares, securities with warrants, profit-sharing certificates and securities with dividend rights. The German Stock Corporation Act only allows the exclusion of this preferential right in limited circumstances. At least three fourths of the share capital represented at the meeting must vote for exclusion. In addition to approval by the shareholders, the exclusion of preemptive rights requires a justification. The justification must be based on the principle that the interest of the company in excluding preemptive rights outweighs the shareholders' interest in their preemptive rights.

    Preemptive rights resulting from a capital increase may generally be transferred and may be traded on any of the German stock exchanges upon which our shares are traded for a limited number of days prior to the final date on which the preemptive rights may be exercised.

SHAREHOLDERS' MEETINGS AND VOTING RIGHTS

    A general meeting of the shareholders of our company may be called by the management board or the supervisory board. Shareholders holding in the aggregate at least 5% of our issued share capital may also require the management board to call a meeting. The annual general meeting must take place within the first eight months of the financial year. The management board calls this meeting upon the receipt of the supervisory board's report on the annual financial statements.

    Under German law and the Articles of Association of our company, our company must publish notices of shareholder meetings in the German Federal Gazette (BUNDESANZEIGER) at least one month before the last day on which the shareholders must notify our company that they intend to attend the meeting.

    A shareholder or group of shareholders holding a minimum of either 5% of the share capital or shares of our company representing at least Euro 500,000 of its registered capital may require that additional or modified proposals be made at our shareholders' general meeting.

    Shareholders who are registered in the share register may participate in and vote in the shareholders' general meeting. A notice by a shareholder of his intention to attend a shareholders' general meeting must be given to our company at least six days (or a shorter period, if so determined by management) before the meeting, not counting the day of notice and the day of the meeting. Following receipt of a notice of this type, our company will not enter a transfer of the related shares in the share register until after the conclusion of the shareholders' general meeting. In certain cases, a shareholder can be prevented from exercising his voting rights. This would be the case, for instance, for resolutions on the waiver or assertion of a claim by our company against the shareholder.

    Each share carries one vote at general meetings of the shareholders. Resolutions are generally passed with a simple majority of the votes cast. Resolutions that require a capital majority are passed with a simple majority of the issued capital, unless statutory law or the Articles of Association of our company require otherwise. Under the German Stock Corporation Act, a number of significant resolutions must be passed by a majority of the votes cast and at least 75% of the share capital represented in connection with the vote taken on that resolution. The majority required for some of these resolutions may be lowered by the Articles of Association. The shareholders of our company have lowered the majority requirements to the extent permitted by law.

    Although our company must notify shareholders of an ordinary or extraordinary shareholders' meeting as described above, neither the German Stock Corporation Act nor the Articles of Association of our company fixes a minimum quorum requirement. This means that holders of a minority of our

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shares could control the outcome of resolutions not requiring a specified majority of the outstanding share capital of our company.

    According to the Articles of Association of our company, a resolution that amends the Articles of Association must be passed by a majority of the votes cast and at least a majority of the nominal capital represented at the meeting of shareholders at which the resolution is considered. However, resolutions to amend the business purpose stated in the Articles of Association of our company also require a majority of at least three-quarters of the share capital represented at the meeting. The 75% majority requirement also applies to the following matters:

    - the exclusion of preemptive rights in a capital increase;

    - capital decreases;

    - a creation of authorized capital or conditional capital;

    - a dissolution;

    - a merger or a consolidation with another stock corporation or another corporate transformation;

    - a transfer of all or virtually all of the assets of our company; and

    - the conclusion of any direct control, profit and loss pooling or similar intercompany agreements.

DIVIDEND RIGHTS

    Shareholders participate in profit distributions in proportion to the number of shares they hold.

    Under German law, our company may declare and pay dividends only from balance sheet profits as they are shown in our company's unconsolidated annual financial statements prepared in accordance with applicable German law. In determining the distributable balance sheet profits, the management board and the supervisory board may allocate to profit reserves up to one half of the annual surplus remaining after allocations to statutory reserves and losses carried forward.

    The shareholders, in determining the distribution of profits, may allocate additional amounts to profit reserves and may carry forward profits in part or in full.

    Dividends approved at a shareholders' general meeting are payable on the first stock exchange trading day after that meeting, unless otherwise decided at the shareholders' general meeting. Where shareholders hold physical certificates, we will pay dividends to those shareholders who present us, or the paying agent or agents that we may appoint from time to time, with the appropriate dividend coupon. If you hold shares that are entitled to dividends in a clearing system, the dividends will be paid according to that clearing system's rules. We will publish notice of dividends paid and the paying agent or agents that we have appointed in the German Federal Gazette.

LIQUIDATION RIGHTS

    In accordance with the German Stock Corporation Act, if we are liquidated, any liquidation proceeds remaining after all of our liabilities have been paid off would be distributed among our shareholders in proportion to their holdings.

DISCLOSURE REQUIREMENT

    The German Securities Trading Act requires each person whose shareholding reaches, exceeds or, after exceeding, falls below the 5%, 10%, 25%, 50% or 75% voting rights thresholds of a listed corporation to notify us and the German Federal Supervisory Authority for Securities Trading in writing within seven calendar days after they have reached, exceeded or fallen below such a threshold. In their notification, they must also state the number of shares they hold. Such holders cannot exercise any

                                       11
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rights from those shares until they have satisfied this disclosure requirement.
In addition, the German Securities Trading Act contains various rules designed to ensure the attribution of shares to the person who has effective control over the exercise of the voting rights attached to those shares.

REPURCHASE OF OUR OWN SHARES

    We may not acquire our own shares unless authorized by the shareholders' general meeting or in other very limited circumstances set out in the German Stock Corporation Act. Shareholders may not grant a share repurchase authorization lasting for more than 18 months. The rules in the German Stock Corporation Act generally limit repurchases to 10% of our share capital and resales must be made either on the stock exchange, in a manner that treats all shareholders equally or in accordance with the rules that apply to preemptive rights relating to a capital increase. We are not currently authorized by the shareholders' general meeting to repurchase our own shares.

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

AMERICAN DEPOSITARY SHARES

    If we issue ordinary shares pursuant to this prospectus (including upon the conversion of convertible debt securities issued pursuant to this prospectus), the persons acquiring such shares may elect to take delivery either in the form of ordinary shares or in the form of American Depositary Shares, or ADSs. ADSs represent ownership interests in securities that are on deposit with a depositary bank. Morgan Guaranty Trust Company of New York, located at 60 Wall Street, New York, New York 10260, is the depositary bank for our ADSs. Each ADS represents an ownership interest in one ordinary share deposited with the depositary's custodian in Germany under a deposit agreement among ourselves, the depositary and each ADS holder from time to time. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you. ADSs are evidenced by what are known as American depositary receipts, or ADRs. An ADR may be issued in either book-entry or certificated form by the depositary. If an ADR is issued in book-entry form, the holder will receive periodic statements from the depositary showing the holder's ownership interest in ADSs.

    ADSs may be held either directly or indirectly through a broker or other financial institution. If you hold ADSs directly, you are an ADR holder. The description below assumes you hold your ADSs directly. If you hold the ADSs through your broker's or financial institution's nominee, you must rely on the procedures of such broker or financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

    Because the depositary's nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are generally governed by New York law.

    The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the agreement which was filed as an exhibit to the registration statement filed with the SEC in connection with our initial public offering. You may also copy the agreement, a copy of which is available at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

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SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

HOW WILL I RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS ON THE SHARES UNDERLYING MY ADSS?

    The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting expenses. You will receive these distributions in proportion to the number of underlying shares your ADSs represent.

    We may make various types of distributions with respect to our securities. Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

    CASH. The depositary will convert cash distributions from foreign currency to U.S. dollars as promptly as practicable if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute such cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other expenses and adjustments. In addition, before making a distribution, the depositary will deduct any taxes withheld. If the exchange rates fluctuate during a time when the depositary cannot convert the currency, you may lose some or all of the value of the distribution.

    SHARES. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

    RIGHTS TO RECEIVE ADDITIONAL SHARES. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if we do not furnish such evidence, the depositary may:

    - sell such rights on the German stock exchange on which they are traded, if practicable, and distribute the net proceeds as cash, or

    - allow such rights to lapse, whereupon ADR holders will receive nothing.

    We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders. If we do not choose to file a registration statement, the Securities Act will restrict the sale, deposit, cancellation and transfer of ADRs issued upon the exercise of rights.

    OTHER DISTRIBUTIONS. In the case of a distribution of securities other than those described above, the depositary may either:

    - distribute such securities in any manner it deems fair and equitable, or

    - sell such securities and distribute any net proceeds in the same way it distributes cash.

    Fractional cents will be withheld without liability for interest and added to future cash distributions.

    To the extent the depositary determines, after consultation with us, that any distribution is not lawful or practicable with respect to any holder, the depositary may make the distribution in a method that it deems lawful and practicable, including the distribution of foreign currency or securities. The depositary may also retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

    There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, or shares or other securities at a specified price, or that any such transactions can be completed within a specified time period.

DEPOSIT, WITHDRAWAL AND CANCELLATION

HOW DOES THE DEPOSITARY ISSUE ADSS?

    The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian, along with any other documents required by the depositary. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters to deposit such shares.

    Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

    The custodian will hold all deposited shares, including those being deposited by or on our behalf in connection with this offering for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and such additional items are referred to as "deposited securities."

    Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary's office. At your risk, expense and request, the depositary may deliver certificated ADRs at such other place as you may request. If ADRs are in book-entry form, a statement setting forth such ownership interest will be mailed to holders by the depositary. An ADR holder can always request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

HOW DO ADR HOLDERS CANCEL AN ADS AND OBTAIN DEPOSITED SECURITIES?

    When you turn in your ADS at the depositary's office and upon (a) surrender of the ADR, (b) payment of certain applicable fees, charges and taxes, and
(c) in the case of ADRs held through the depositary's direct registration system, appropriate instructions, the depositary will deliver the underlying shares to an account with Clearstream AG that the holder specifies.

    Before you withdraw deposited securities, we, the depositary or the custodian may require:

    - payment of stock transfer or other taxes or governmental charges and registration fees charged by third parties for the transfer of the deposited securities; and

    - proof as to the identity and genuineness of any signature and other information.

    The withdrawal of deposited securities may also be suspended:

    - when we request, so that we may close our books or pay dividends in an orderly fashion or to facilitate orderly voting of the deposited securities; or

    - when the registrar or Clearstream AG is closed.

VOTING RIGHTS

HOW DO I VOTE?

    If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights of the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify all ADR holders of any shareholders' meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

    Because there is no guarantee that you will receive voting materials in time to instruct the depositary to vote, it is possible that you, or persons who hold the ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

RECORD DATES

    The depositary will fix record dates for the determination of the ADR holders who will be entitled:

    - to receive any distribution, or

    - to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

    - all subject to the provisions of the deposit agreement.

REPORTS AND OTHER COMMUNICATIONS

WHERE WILL I BE ABLE TO VIEW REPORTS FROM INFINEON?

    The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished by us in English when so required by any rules or regulations of the Securities and Exchange Commission.

FEES AND EXPENSES

WHAT FEES AND EXPENSES WILL I BE RESPONSIBLE FOR PAYING?

    ADR holders will be charged a fee for issuance of ADSs, including issuances resulting from distribution of shares, rights, and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. ADR holders or persons depositing shares may also be charged the following expenses:

    - stock transfer or other taxes and other governmental charges;

    - cable, telex, and facsimile transmission and delivery charges;

    - transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

    - expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

    We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

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
PAYMENT OF TAXES

    ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions, or
(2) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may refuse to effect any registration or any withdrawal of deposited securities, each except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such tax or charge and distribute any remaining net proceeds to the ADR holders entitled thereto.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

    If we take certain actions that affect the deposited securities, including
(a) any change in nominal value, split-up, consolidation or other reclassification of deposited securities, (b) any dividend or free distribution on deposited securities consisting of shares or any other distribution other than of cash or rights to obtain shares, and (c) any recapitalization, reorganization, merger, liquidation, or similar corporate event or sale of all or substantially all our assets, then any of the cash or securities the depositary receives shall constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property or, the depositary may, if we so request:

    - distribute any part of the cash or securities so received,

    - execute and deliver ADSs, or

    - call for the surrender of outstanding ADSs in exchange for new ADSs.

AMENDMENT AND TERMINATION

HOW MAY THE DEPOSIT AGREEMENT BE AMENDED?

    We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least
30 days' notice of any amendment that imposes or increases any fees or charges or otherwise prejudices any substantial existing right of ADR holders. The imposition or increase of taxes or charges specifically payable by ADR holders under the deposit agreement does not require 30 days' notice. If an ADR holder continues to hold ADSs or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. An amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

    No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or ADSs to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

HOW MAY THE DEPOSIT AGREEMENT BE TERMINATED?

    The depositary may terminate the deposit agreement by giving the ADR holder at least 30 days' prior notice at our request or if the depositary has given us a written resignation and we have not named a successor depositary under the deposit agreement within 45 days. After termination, the depositary's only responsibility will be (a) to deliver deposited securities to ADR holders who surrender their ADRs, and (b) to receive and hold or sell distributions received on deposited securities. As soon as practicable after the expiration of one year from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADR HOLDERS

    LIMITS ON INFINEON'S OBLIGATIONS AND THE OBLIGATIONS OF THE DEPOSITARY; LIMITS ON LIABILITY TO ADR HOLDERS AND HOLDERS OF ADSS.

    The deposit agreement expressly limits the obligations and liability of the depositary, us and our respective agents. Neither we nor the depositary will be liable:

    - if we or they are prevented or delayed by, or subject to any civil or criminal penalty in performing, any obligation by law, regulation, the provisions of or governing the deposited securities, or acts of God, war or other circumstances beyond our or their control;

    - for exercising or failing to exercise discretion under the deposit agreement;

    - if we or they perform our or their obligations without gross negligence or bad faith; or

    - for any action based on advice or information from legal counsel, accountants, a person presenting shares for deposit, any holder, or other person believed in good faith to be competent to give such advice.

    Neither the depositary nor its agents has any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs.

    The depositary will not be responsible for failing to carry out instructions to vote the ADSs or for the manner in which ADSs are voted or the effect of the vote.

    The depositary may own and deal in securities and in ADSs.

REQUIREMENTS FOR DEPOSITARY ACTIONS

    We, the depositary or the custodian may refuse to:

    - issue, register or transfer an ADR or ADRs,

    - effect a split-up or combination of ADRs, or

    - deliver distributions on any ADRs,

    unless the deposit agreement provides otherwise, until the following conditions have been met:

    - the holder has paid all stock transfer or other taxes, governmental charges, and registration fees charged by third parties for the transfer of any deposited securities;

    - the holder has provided the depositary with any information the depositary may deem necessary and consistent with the deposit agreement, including, without limitation, proof of identity and the genuineness of any signature; and

    - the holder has complied with such regulations as the depositary may establish under the deposit agreement.

    The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities unless the deposit agreement provides otherwise, if the register for ADRs or any deposited securities is closed or if the depositary or we decide any such action is advisable.

    By holding an ADR or an interest in an ADS, you will be agreeing to comply with all applicable provisions of German law and our corporate documents regarding the notification of changes in your interest in shares, including Sections 21 and 22 of the German Securities Trading Act. As of the date hereof the statutory notification obligations of the German Securities Trading Act apply to anyone who holds, either directly or by way of imputation pursuant to the provisions of Section 22 of the German Securities Trading Act, voting rights in Infineon and reaches or exceeds 5%, 10%, 25%, 50%, 75% of the voting rights in Infineon or, after having reached or exceeded any such threshold, falls below that threshold.

    By holding an ADR or an interest in an ADS you:

    - will be deemed to acknowledge that failure to provide on a timely basis any required notification of a change in interest in shares may result in withholding of certain rights, including voting and dividend rights, in respect of the shares in which you have an interest, and

    - agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in compliance with any instructions from us in respect thereof.

PRE-RELEASE OF ADSS

    The depositary may also issue ADRs prior to the deposit with the custodian of shares or rights to receive shares. This is called a pre-release of the ADR. A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may pre-release ADRs only if:

    - the depositary has received collateral for the full market value of the pre-released ADRs; and

    - each recipient of pre-released ADRs agrees in writing that he or she:

       - beneficially owns the underlying shares,

       - transfers all rights in such shares to the depositary for the benefit of holders of ADRs,

       - holds such shares for the account of the depositary,

       - will deliver such shares to the custodian as soon as practicable, and promptly but in no event more than five business days after a demand therefor, and

       - will not take any action that is inconsistent with the transfer of beneficial ownership of the shares or ADRs other than in satisfaction of the pre-release.

    In general, the number of pre-released ADRs will not evidence more than 20% of all ADRs outstanding at any given time excluding those evidenced by pre-released ADRs. However, the depositary may change or disregard such limit from time to time.

                         DESCRIPTION OF DEBT SECURITIES

    The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. Although the terms we have summarized below will apply generally to any debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

    We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus.

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We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the United States Trust Indenture Act of 1939, which is referred to as the Trust Indenture Act. We use the term "trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

    The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

    We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

GENERAL

    We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

    - the title;

    - any limit on the amount that may be issued;

    - whether or not we will issue the series of notes in global form, and, if so, who the depositary will be;

    - the maturity date;

    - the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

    - whether or not the notes will be secured or unsecured, and the terms of any secured debt;

    - the terms of the subordination of any series of subordinated debt;

    - the place where payments will be payable;

    - our right, if any, to defer payment of interest and the maximum length of any such deferral period;

    - the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

    - the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

    - whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

    - whether we will be restricted from incurring any additional indebtedness;

    - a discussion of any material or special United States federal or German income tax considerations applicable to the notes;

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    - the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

    - any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

CONVERSION OR EXCHANGE RIGHTS

    We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for ordinary shares or other securities of our company. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of ordinary shares or other securities of our company that the holders of the series of notes receive would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE

    The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURE

    The following are events of default under the indentures with respect to any series of notes that we may issue:

    - if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

    - if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

    - if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

    - if specified events of bankruptcy, insolvency or reorganization occur to us.

    If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

    The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

    Subject to the terms of the relevant indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in

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principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

    - the direction so given by the holder is not in conflict with any law or the applicable indenture; and

    - subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

    A holder of the notes of any series will only have the right to institute a proceeding under the relevant indenture or to appoint a receiver or trustee, or to seek other remedies, if:

    - the holder has given written notice to the trustee of a continuing event of default with respect to that series;

    - the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

    - the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

    These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

    We will periodically file statements with the trustee regarding our compliance with specified covenants in the relevant indenture.

MODIFICATION OF INDENTURE; WAIVER

    We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

    - to fix any ambiguity, defect or inconsistency in the indenture; and

    - to change anything that does not materially adversely affect the interests of any holder of notes of any series.

    In addition, under the relevant indenture, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

    - extending the fixed maturity of the series of notes;

    - reducing the principal amount, reducing the rate of interest, or reducing any premium payable upon the redemption of any notes; or

    - reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

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DISCHARGE

    Each indenture provides that we may elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

    - register the transfer or exchange of debt securities of the series;

    - replace stolen, lost or mutilated debt securities of the series;

    - maintain paying agencies;

    - hold monies for payment in trust;

    - compensate and indemnify the trustee; and

    - appoint any successor trustee.

    In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

FORM, EXCHANGE AND TRANSFER

    We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

    At the option of the holder, subject to the terms of the relevant indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the relevant indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

    We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

    If we elect to redeem the notes of any series, we will not be required to:

    - issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

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    - register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

INFORMATION CONCERNING THE TRUSTEE

    The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the relevant indenture at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

PAYMENT AND PAYING AGENTS

    Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

    We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in New York City as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

    All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

    The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

SUBORDINATION OF SUBORDINATED NOTES

    The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

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                                    TAXATION

TAXATION IN THE FEDERAL REPUBLIC OF GERMANY

    The following is a summary discussion of material German tax consequences for shareholders or noteholders who are not resident in Germany for income tax purposes and who do not hold shares, ADSs or notes as business assets of a permanent establishment or fixed base in Germany ("Non-German Shareholders" or "Non-German Noteholders"). The discussion does not purport to be a comprehensive description of all the tax considerations which may be relevant to a decision to invest in or hold our shares or notes. The discussion is based on the tax laws of Germany as in effect on the date of this prospectus, which may be subject to change at short notice and within certain limits, possibly also with retroactive effect. As a result of the so-called "Tax Reduction Act" (STEUERSENKUNGSGESETZ), dated October 23, 2000, substantial tax law changes have occurred, in particular with regard to the taxation of corporations and their shareholders. In principle, these changes came into force on January 1, 2001. However, pursuant to transition rules certain changes will become effective at a later date. To the extent that these transition rules are of relevance, they will be described in this section. You are advised to consult your tax advisors in relation to the tax consequences of the acquisition, holding and disposition or transfer of shares, ADSs or notes and in relation to the procedure which needs to be observed in the event of a possible reduction or refund of German withholding taxes. Only these advisors are in a position to duly consider your specific tax situation.

ORDINARY SHARES AND ADSS

    TAXATION OF THE COMPANY

    In principle, since January 1, 2001, German corporations are subject to corporate income tax at a rate of 25%. This tax rate applies irrespective of whether profits are distributed or retained. Solidarity surcharge of 5.5% is levied on the assessed corporate income tax liability, so that the combined effective tax burden of corporate income tax and solidarity surcharge is 26.375%. For corporations which, like our company, have a fiscal year which is not the calendar year, the new law applies only with effect of the first day of the fiscal year 2001/2002, i.e., in our case, from October 1, 2001. The following analysis assumes that our fiscal year will not be changed. Certain foreign source income is exempt from corporate income tax. In principle and in most cases, as of October 1, 2002, dividends received by us and capital gains realized by us on the sale of shares in other corporations will also be exempt from corporate income tax.

    In addition, German corporations are subject to a profit-based trade tax, the exact amount of which depends on the municipality in which the corporation conducts its business. Trade tax is a deductible item in calculating the corporation's tax base for corporate income and trade tax purposes.

    Income earned prior to October 1, 2001 is still subject to corporate income tax at a rate of 40% if the income is retained and 30% if the income is distributed, and in each case, a solidarity surcharge. Exemptions apply to certain foreign-source income, to dividends received as distributions out of tax-exempt foreign-source income and distributions treated as repayment of paid-in capital for tax purposes. German shareholders (shareholders resident in Germany and foreign shareholders holding the shares as business assets of a permanent establishment or a fixed base in Germany) are in principle entitled to a refundable tax credit in the amount of 3/7 of the gross amount (before dividend withholding tax) of dividends received in distribution of income that has been subject to corporate income tax. This tax credit also reduces the basis for the solidarity surcharge on the German taxpayer's personal or corporate income tax liability. The credit or refund is not available to Non-German Shareholders.

    Upon any ordinary dividend distribution after September 30, 2002 paid out of income that has been subject to corporate income tax before October 1, 2001, we will receive a reduction of our

                                       28
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corporate income tax in the amount of 1/6 of the declared dividend for the tax year in which the dividend is distributed. As a result, the corporate income tax burden on income which was taxed in accordance with the previous law is reduced to 30% (plus solidarity surcharge) upon distribution. After the end of the fiscal year 2016/2017, no such tax reduction will be provided. If certain tax-exempt income earned before October 1, 2001 is distributed during the fiscal years 2002/2003 to 2016/2017, we will be taxed at a rate of 30% (plus solidarity surcharge) on such income.

    TAXATION OF DIVIDENDS

    DIVIDENDS PAID BEFORE OCTOBER 1, 2002. German corporations must withhold from their dividend payments withholding tax (KAPITALERTRAGSTEUER) at a rate of 25% plus solidarity surcharge (resulting in an effective tax rate of 26.375%) and pay this amount to the tax authorities for the account of the shareholders.

    Pursuant to most German tax treaties, the German withholding tax may not exceed 15% of the dividends received by Non-German Shareholders which are eligible for treaty benefits. The difference between the withholding tax including solidarity surcharge which was levied and the maximum rate of withholding tax permitted by an applicable tax treaty is refunded to the shareholder by the German Federal Tax Office (BUNDESAMT FUR FINANZEN, Friedhofstrasse 1, D-53225 Bonn, Germany) upon application. Forms for a refund application are available from the German Federal Tax Office or the German embassies and consulates in the various countries. A further reduction applies pursuant to most tax treaties if the shareholder is a corporation which holds a stake of 25% or more, and in some cases of 10% or more, of the registered share capital (or according to some tax treaties of the votes) of a company. If the shareholder is a parent company resident in the European Union as defined in Directive No. 90/435/EEC of the Council of July 23, 1990 (so-called "Parent-Subsidiary Directive"), upon application and subject to further requirements, the tax can be withheld at the applicable lower rate or no tax be withheld at all.

    DIVIDENDS PAID AFTER SEPTEMBER 30, 2002. Tax must be withheld at a rate of 20% plus solidarity surcharge of 5.5% (resulting in an effective tax rate of 21.1%) on dividends paid after September 30, 2002. The procedural rules provided under previous law still apply--See "Dividends paid before October 1, 2002".

    WITHHOLDING TAX REFUND FOR U.S. HOLDERS. U.S. holders (as defined below in "-United States Taxation") who are eligible for treaty benefits under the income tax treaty between Germany and the United States (the "German-U.S. Treaty") are entitled to claim a refund of a portion of the German withholding tax and will be treated as receiving additional dividend income.

    For dividends received before October 1, 2002 out of income earned before October 1, 2001, a U.S. holder will be entitled to receive a payment from the German tax authorities equal to 16.375% of the declared dividend. The German-U.S. Treaty provides that a portion of this payment equal to 11.375% of the declared dividend, will be treated for U.S. tax purposes as a reduction in German withholding tax to the generally applicable treaty rate of 15% and the remainder of the payment, or 5% of the declared dividend, will be treated as the net amount of an additional dividend of 5.88% of the declared dividend that has been subject to a 15% German withholding tax. Accordingly, if a dividend of 100 is declared, a U.S. holder initially will receive 73.625, or 100 minus the 26.375% withholding tax and surcharge. The U.S. holder can then claim a refund from the German tax authorities of 16.375 and thereby would receive total cash payment of 90, or 90% of the declared dividend.

    For dividends paid after September 30, 2002, U.S. holders who qualify for treaty benefits will no longer be entitled to a further withholding tax reduction beyond the maximum rate of 15% under the German-U.S. Treaty.

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    For shares and ADSs kept in custody with the Depositary Trust Company in New
York or one of its participating banks, the German tax authorities have introduced a collective procedure for the refund of German dividend withholding tax and solidarity surcharge thereon on a trial basis. Under this procedure, the Depositary Trust Company may submit claims for refunds payable to U.S. holders under the German-U.S. Treaty collectively to the German tax authorities on behalf of these U.S. holders. The German Federal Tax Office will pay the refund amounts on a preliminary basis to the Depositary Trust Company, which will redistribute these amounts to the U.S. holders according to the regulations governing the procedure. The Federal Tax Office may review whether the refund was made in accordance with the law within four years after making the payment to the Depositary Trust Company. Details of this collective procedure are available from the Depositary Trust Company.

    Individual claims for refunds may be made on a special German form, which must be filed with the German Federal Tax Office (BUNDESAMT FUR FINANZEN, Friedhofstrasse 1, D-53225 Bonn, Germany) within four years from the end of the calendar year in which the dividend is received. Copies of the required forms may be obtained from the German tax authorities at the same address or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, NW, Washington D.C. 20007-1998. As part of the individual refund claim, a U.S. holder must submit to the German tax authorities the original withholding certificate (or a certified copy thereof) issued by the paying agent documenting the tax withheld and an official certification on IRS Form 6166 of the last United States federal income tax return. IRS Form 6166 may be obtained by filing a request with the Internal Revenue Service Center, Foreign Certificate Request, P.O. Box 16347, Philadelphia, PA 19114-0447. Requests for certification must include the U.S. holder's name, Social Security Number or Employer Identification Number, the number of the form on which the tax return was filed and the tax period for which the certification is requested. Requests for certification can include a request to the Internal Revenue Service to send the certification directly to the German tax authorities. If no such request is made, the Internal Revenue Service will send the certification on IRS Form 6166 to the U.S. holder who then must submit the certification with his claim for refund.

    TAXATION OF CAPITAL GAINS

    SALE OF SHARES BEFORE OCTOBER 1, 2002. Under German domestic law, capital gains realized by a Non-German Shareholder on the sale or other disposition of shares or ADSs are in principle not subject to German income tax, unless such Non-German Shareholder has held, directly or indirectly, 10% or more of the registered share capital of our company at any time during the five-year period immediately preceding the disposition. Most German tax treaties, including the German-U.S. Treaty, provide that Non-German Shareholders who are beneficiaries under the respective treaty are generally not subject to German tax even in that case.

    SALE OF SHARES AFTER SEPTEMBER 30, 2002. If the Non-German Shareholder is an individual, capital gains from the disposition of shares or ADSs are only subject to German tax if such shareholder at any time during the five years preceding the disposition, directly or indirectly, held an interest of 1% or more in the issued share capital of our company. If the shareholder has acquired the shares without consideration, the previous owner's holding period and size of shareholding will also be taken into account. Only one half of the capital gain will be taxable. Most German tax treaties, including the German-U.S. Treaty, provide that Non-German Shareholders who are beneficiaries under the respective treaty are generally not subject to German tax even in that case.

    Capital gains received by a corporation are in principle tax exempt.

DEBT SECURITIES

    INTEREST INCOME. Individuals or corporate Non-German Noteholders are in general not subject to German income tax with their interest income from the notes unless such notes are convertible notes.

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Convertible notes are notes that are convertible into ordinary shares of our company (or the equivalent cash amount at our discretion or an equivalent cash/share combination). In the case of convertible notes a 25% withholding tax plus a 5.5% solidarity surcharge thereon (resulting in an effective tax rate of 26.375%) is imposed by the Federal Republic of Germany. Most tax treaties to which Germany is a party, including the German-U.S. Treaty, provide for a complete exemption from German taxation even in this case. Individual claims for refunds may be made on a special German form, which must be filed with the German Federal Tax Office (BUNDESAMT FUR FINANZEN, Friedhofstrasse 1, D-53225 Bonn, Germany) within four years from the end of the calendar year in which the interest is received. Copies of the required forms may be obtained from the German Federal Tax Office or the German embassies and consulates in the various countries.

    CAPITAL GAINS. Capital gains derived from a sale of the notes by a Non-German Noteholder are in general only subject to German personal or corporate income tax plus solidarity surcharge thereon if such notes are convertible notes and the Non-German Noteholder (or, in case of a transfer without consideration, his or her predecessor) at any time during the five years preceding the disposition held an interest (including among other things, shares and convertible bonds or convertible notes) of 1% or more in the issued share capital of our company. However, most tax treaties to which Germany is a party, including the German-U.S. Treaty, provide for a complete exemption from German taxation even in this case. The conversion of notes into shares of our company is not treated as a sale of the notes and does in general not trigger any German tax.

    SHARES OR ADSS RECEIVED IN CONVERSION OR EXCHANGE OF THE NOTES. For the taxation of the income received from the shares or ADSs the same as described above in "Ordinary Shares and ADSs" is applicable.

INHERITANCE AND GIFT TAX

    Under German law, the transfer of shares, ADSs or notes will be subject to German inheritance or gift tax on a transfer by reason of death or as a gift if:

    (a) the donor or transferor or the heir, donee or other beneficiary is resident in Germany at the time of the transfer, or, if a German citizen, was not continuously outside of Germany and without German residence for more than five years; or

    (b) at the time of the transfer, the shares, ADSs or notes are held by the decedent or donor as assets of a business for which a permanent establishment is maintained or a permanent representative is appointed in Germany; or

    (c) in the case of the transfer of the shares or ADSs, the decedent or donor has held, alone or together with related persons, directly or indirectly, 10% or more of a company's registered share capital at the time of the transfer.

    The few presently existing German estate tax treaties (E.G., the treaty with the United States) usually provide that German inheritance or gift tax may only be imposed in cases (a) and (b) above.

OTHER TAXES

    There are no transfer, stamp or similar taxes which would apply to the issue, sale, transfer, conversion, exchange or redemption of the shares, ADSs or notes in Germany. Net worth tax is no longer levied in Germany.

                                       31
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UNITED STATES TAXATION

ORDINARY SHARES OR ADSS

    This discussion describes the material United States federal income tax consequences to U.S. holders of owning shares or ADSs. It applies to you only if you hold your shares or ADSs as capital assets for United States federal income tax purposes. This discussion does not apply to you if you are a member of a special class of holders, some of whom may be subject to special rules, including:

    - tax-exempt entities;

    - life insurance companies;

    - dealers in securities;

    - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

    - persons liable for alternative minimum tax;

    - persons that actually or constructively own 10% or more of the voting stock of Infineon;

    - persons that hold shares or ADSs as part of a straddle or a hedging or conversion transaction; or

    - persons whose functional currency is not the U.S. dollar.

    This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect, as well as on the Treaty. These laws are subject to change, possibly on a retroactive basis. In addition, this discussion is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

    You are a "U.S. holder" if you are a beneficial owner of shares or ADSs and you are:

    - a citizen or resident of the United States for the purposes of the Treaty;

    - a domestic corporation;

    - an estate whose income is subject to United States federal income tax regardless of its source;

    - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust;

    - not also a resident of Germany for purposes of the Treaty; or

    - not holding the shares or ADSs as part of the business property of a permanent establishment located in Germany or as part of a fixed base of an individual located in Germany and used for the performance of independent personal sources.

    You should consult your own tax advisor regarding the United States federal, state, local, German and other tax consequences of owning and disposing of shares and ADSs in your particular circumstances.

    In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the shares represented by those ADSs. Exchanges of shares for ADSs, and ADSs for shares, generally will not be subject to United States federal income tax.

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    TAXATION OF DIVIDENDS

    If you are a U.S. holder, you must include in your gross income the gross amount of any dividend paid by us. You must include any German tax withheld from the dividend payment and any additional dividend associated with the Treaty refund in this gross amount even though you do not in fact receive it. For example, for a dividend of 100 that is paid before October 1, 2002 out of income earned before October 1, 2001, you will be deemed to receive total dividends of 105.88, consisting of the declared dividend of 100, plus the deemed additional dividend of 5.88 that is associated with the Treaty refund. For a dividend of 100 paid after September 30, 2002, you will be deemed to have received total dividends of 100. The dividend is ordinary income that you must include in income when you, in the case of shares, or the depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the euro payments made, determined at the spot euro/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss. Such gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. You may be required to recognize foreign currency gain or loss on the receipt of a refund in respect of German withholding tax to the extent the U.S. dollar value of the refund differs from the U.S. dollar equivalent of that amount on the date of receipt of the underlying dividend.

    Subject to certain limitations, the German tax withheld in accordance with German law and the Treaty and paid over to Germany will be creditable against your United States federal income tax liability but only to the extent a refund of the German tax withheld is not available to you under German law or under the Treaty. For a declared dividend of 100 that is paid before October 1, 2002 out of income earned before October 1, 2001, you will be deemed to have paid German taxes of 15.88, but for a dividend of 100 paid after September 30, 2002 you will be deemed to have paid German taxes of 15. Alternatively, you may elect to claim a United States tax deduction instead of a foreign tax credit for German taxes withheld and not refundable, but only for a year in which you elect to deduct all foreign income taxes.

    Dividends constitute income from sources outside the United States and generally will be "passive income" or, in the case of certain U.S. holders, "financial services income", which are treated separately from other types of income for purposes of computing the limitation on the foreign tax credit otherwise allowable to you.

    TAXATION OF CAPITAL GAINS

    If you are a U.S. holder and sell or otherwise dispose of your shares or ADSs, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and your adjusted tax basis, determined in U.S. dollars, in your shares or ADSs. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 20% for property held more than one year (18% if held for at least five years and certain other requirements are satisfied). The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

DEBT SECURITIES

    This summary is based upon the assumption that the debt securities will be characterized as indebtedness for United States federal income tax purposes. Prospective purchasers should recognize,

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however, that there may be some uncertainty regarding the appropriate characterization of the debt securities when issued, and no rulings will be sought from the Internal Revenue Services and no opinion of counsel will be issued with respect to the appropriate characterization of the debt securities for United States federal income tax purposes. In this regard, depending on the terms of the debt securities issued hereunder and other facts and circumstances, it is possible that the Internal Revenue Service might contend that the debt securities should not be treated as indebtedness but rather as equity.

    INTEREST

    Interest paid on the debt securities, other than interest on a discount note that is not qualified stated interest (each as defined below under "Original Issue Discount--General"), will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, depending on the U.S. holder's method of accounting for U.S. federal income tax purposes.

    A U.S. holder utilizing the cash method of accounting for U.S. federal income tax purposes that receives an interest payment denominated in euro will be required to include in income the U.S. dollar value of that interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

    If interest on a debt security is payable in euro, an accrual basis U.S. holder is required to include in income the U.S. dollar value of the amount of interest income accrued on the debt security during the accrual period. An accrual basis U.S. holder may determine the amount of the interest income payable in euro to be recognized in accordance with either of two methods. Under the first accrual method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second accrual method, the U.S. holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. If the last day of the accrual period is within five business days of the date the interest payment is actually received, an electing accrual basis U.S. holder may instead translate that interest expense at the exchange rate in effect on the day of actual receipt. Any election to use the second accrual method will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and will be irrevocable without the consent of the U.S. Internal Revenue Service.

    A U.S. holder utilizing either of the foregoing two accrual methods will recognize ordinary income or loss with respect to accrued interest income payable in euro on the date of receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security). The amount of ordinary income or loss will equal the difference between the U.S. dollar value of the interest payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined under the accrual method utilized by the U.S. holder).

    Interest payable in euro on the debt securities will have a tax basis equal to its U.S. dollar value at the time the interest payment is received. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of the euro, including a conversion of the euro into U.S. dollars, will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

    Interest on the debt securities received by a U.S. holder will be treated as foreign source income for purposes of calculating that holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income.

For this purpose, the interest on the debt securities should generally constitute "passive income," or in the case of certain U.S. holders, "financial services income."

    ORIGINAL ISSUE DISCOUNT

    GENERAL

    A debt security, other than a debt security with a term of one year or less (a short-term note), will be treated as issued at an original issue discount (OID, and a debt security issued with OID, a Discount Note) for U.S. federal income tax purposes if the excess of the sum of all payments provided under the debt security, other than "qualified stated interest payments" (as defined below), over the issue price of the debt security is more than a "DE MINIMIS amount" (as defined below). "Qualified stated interest" is generally interest paid on a debt security that is unconditionally payable at least annually at a single fixed rate. The issue price of the debt securities will be the first price at which a substantial amount of the debt securities are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

    In general, if the excess of the sum of all payments provided under the debt security other than qualified stated interest payments over its issue price is less than 0.25% of the debt security's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "DE MINIMIS amount"), then such excess, if any, constitutes "DE MINIMIS OID" and the debt security is not a Discount Note. Unless the election described below under "Election to Treat All Interest as OID" is made, a U.S. holder of a debt security with DE MINIMIS OID must include such DE MINIMIS OID in income as stated principal payments on the debt security are made. The includible amount with respect to each such payment will equal the product of the total amount of the debt security's DE MINIMIS OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the debt security.

    A U.S. holder will be required to include OID on a Discount Note in income for U.S. federal income tax purposes as it accrues calculated on a constant-yield method (described below) before the actual receipt of cash attributable to that income, regardless of the U.S. holder's method of accounting for U.S. federal income tax purposes. Under this method, U.S. holders generally will be required to include in income increasingly greater amounts of OID over the life of Discount Notes. Investors should consult their own tax advisors to determine the U.S. federal income tax implications of the constant-yield method and regarding the accrual of OID generally.

    OID for any accrual period on a Discount Note that is denominated in, or determined by reference to, a foreign currency will be determined in that foreign currency and then translated into U.S. dollars in the same manner as interest payments accrued by an accrual basis U.S. holder, as described under "Debt Securities--Interest" above. Upon receipt of an amount attributable to OID in these circumstances, a U.S. holder may recognize ordinary income or loss.

    OID on a Discount Note will be treated as foreign source income for the purposes of calculating a U.S. holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, OID on a Discount Note should generally constitute "passive income" or, in the case of certain U.S. holders, "financial services income."

    ACQUISITION PREMIUM

    A U.S. holder that purchases a Discount Note for an amount less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price and that does not make the election described below under "Election to Treat All Interest as OID" will have acquisition premium. Investors should consult their own tax advisors regarding the U.S. federal income tax implications of acquisition premium.

    MARKET DISCOUNT

    A debt security, other than a short-term note, will be treated as purchased at a market discount (a market discount note) if the debt security's stated redemption price at maturity or, in the case of a Discount Note, the debt security's "revised issue price," exceeds the amount for which the U.S. holder purchased the debt security by at least 0.25% of the debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity (from the date acquired by the U.S. holder). If such excess is not sufficient to cause the debt security to be a market discount note, then such excess constitutes "DE MINIMIS market discount" and the debt security is not subject to the rules discussed in the following paragraphs. For these purposes, the "revised issue price" of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.

    Any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on that debt security. Alternatively, a U.S. holder of a market discount note may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

    Market discount on a market discount note will accrue on a straight-line basis unless the U.S. holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked. A U.S. holder of a market discount note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to that debt security in an amount not exceeding the accrued market discount on that debt security until the maturity or disposition of that debt security.

    ELECTION TO TREAT ALL INTEREST AS OID

    A U.S. holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method described above under the heading "Original Issue Discount--General," with the modifications described below. For the purposes of this election, interest includes stated interest, OID, DE MINIMIS OID, market discount and DE MINIMIS market discount, as adjusted by any amortizable bond premium or acquisition premium.

    In applying the constant-yield method to a debt security with respect to which this election has been made, the issue price of the debt security will equal its cost to the electing U.S. holder, the issue date of the debt security will be the date of its acquisition by the electing U.S. holder, and no payments on the debt security will be treated as payments of qualified stated interest. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a debt security with amortizable bond premium, then the electing U.S. holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. holder as of the beginning of the taxable year in which the debt security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

    If the election to apply the constant-yield method to all interest on a debt security is made with respect to a market discount note, the electing U.S. holder will be treated as having made the election discussed above under "Original Issue Discount--Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. holder.

    DEBT SECURITIES PURCHASED AT A PREMIUM

    A U.S. holder that purchases a debt security for an amount in excess of its principal amount may elect to treat such excess as amortizable bond premium. If this election is made, the amount required to be included in the U.S. holder's income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. In the case of a debt security that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of foreign currency. At the time amortizable bond premium offsets interest income, a U.S. holder realizes exchange gain or loss (taxable as ordinary income or loss) equal to the difference between exchange rates at that time and at the time of the acquisition of the debt securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and is irrevocable without the consent of the IRS.

    SALE, EXCHANGE OR RETIREMENT OF THE DEBT SECURITIES

    A U.S. holder's tax basis in a debt security will generally equal its "U.S. dollar cost," increased by the amount of any OID or market discount included in the U.S. holder's income with respect to the debt security and the amount, if any, of income attributable to DE MINIMIS OID and DE MINIMIS market discount included in the U.S. holder's income with respect to the debt security (each as determined above), and reduced by the amount of any payments with respect to the debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on the debt security. The "U.S. dollar cost" of a debt security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on (1) the date of purchase or (2) in the case of a debt security traded on an established securities market (as defined in the applicable U.S. Treasury regulations), that are purchased by a cash basis U.S. holder (or an accrual basis U.S. holder that so elects), on the settlement date for the purchase.

    A U.S. holder will generally recognize gain or loss on the sale, exchange or retirement of a debt security equal to the difference between the amount realized on such disposition (other than amounts attributable to qualified stated interest that has accrued but not been paid, which amounts will be taxable as such in accordance with the U.S. holder's regular method of accounting) and the adjusted tax basis of the debt security. The amount realized on the sale, exchange or retirement of a debt security for an amount in foreign currency will be the U.S. dollar value of that amount on the date of disposition, except in the case of debt securities traded on an established securities market (as defined in the applicable U.S. Treasury regulations) that are sold by an accrual basis U.S. holder that elects to utilize the U.S. dollar value on the settlement date for the sale.

    Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a debt security that is attributable to changes in currency exchange rates will be ordinary income or loss and will consist of OID exchange gain or loss and principal exchange gain or loss. OID exchange gain or loss will equal the difference between the U.S. dollar value of the amount received on the sale, exchange or retirement of a debt security that is attributable to accrued but unpaid OID as determined by using the exchange rate on the date of the sale, exchange or retirement and the U.S. dollar value of accrued but unpaid OID as determined by the U.S. holder under the rules described above under "Original Issue Discount--General". Principal exchange gain or loss will equal the difference between the U.S. dollar value of the U.S. holder's purchase price of the debt security in foreign currency determined on the date of the sale, exchange or retirement, and the U.S. dollar value of the U.S. holder's purchase price of the debt security in foreign currency determined on the date the U.S. holder acquired the debt security. The foregoing foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the debt security, and will generally be treated as from sources within the United States for U.S. foreign tax credit limitation purposes.

    Any gain or loss recognized by a U.S. holder in excess of foreign currency gain recognized on the sale, exchange or retirement of a debt security would generally be U.S. source capital gain or loss (except to the extent such amounts are attributable to market discount, accrued but unpaid interest, or subject to the general rules governing contingent payment obligations). Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 20% for property held more than one year (18% if held for at least five years and certain other requirements are satisfied). The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

    A U.S. holder will have a tax basis in euro received on the sale, exchange or retirement of a debt security equal to the U.S. dollar value of the euro at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

    THE U.S. FOREIGN TAX CREDIT

    A U.S. holder generally has the option of claiming the amount of certain non-U.S. income taxes withheld at source either as a deduction from gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability. The amount of non-U.S. income taxes which may be claimed as a credit in any taxable year is subject to complex limitations and restrictions, which must be determined on an individual basis by each U.S. holder. In general, the total amount of allowable foreign tax credits in any taxable year cannot exceed the pre-credit U.S. federal income tax liability for such year attributable to foreign source taxable income.

    In general, for U.S. foreign tax credit purposes, interest (including OID) in respect of the debt securities, as well as dividends from the shares or ADSs, will be considered income derived from foreign sources. Gain derived form the sale or other disposition of debt securities, shares or ADSs generally will constitute U.S. source income for such purposes. Consequently, due to the limitations applicable to the U.S. foreign tax credit, a U.S. holder may not be able to claim a foreign tax credit in the event that non-U.S. income taxes were imposed in respect of such gain.

    The U.S. foreign tax credit rules are extremely complex. You are urged to consult your tax advisor regarding the application of the U.S. foreign tax credit rules to investments in debt securities, shares or ADSs.

    UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING

    Dividend payments with respect to shares or ADSs, proceeds from the sale, exchange or redemption of shares, and interest (including OID) may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding. Backup withholding will generally not apply to a holder, however, if such holder furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or if such holder is otherwise exempt from backup withholding. If a holder is required to establish its exempt status, such holder generally must provide such certification on IRS Form W-9 (or suitable substitute form) in the case of U.S. persons and on IRS Form W-8BEN (or suitable substitute form) in the case of non-U.S. persons.

    Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. holders should consult their tax advisors regarding application of the information reporting and backup withholding rules.

                              PLAN OF DISTRIBUTION

    We may sell the securities being offered hereby in one or more of the following ways from time to time:

    - through agents or dealers;

    - to underwriters for resale; or

    - directly to investors.

    We will set forth in a prospectus supplement the terms of the offering of securities, including:

    - the name or names of any agents, dealers or underwriters;

    - the purchase price of the securities being offered and the proceeds we will receive from the sale;

    - any over-allotment options under which underwriters may purchase additional securities from us;

    - any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

    - any initial public offering price;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which such securities may be listed.

AGENTS AND DEALERS

    We may designate agents who agree to use their reasonable efforts to solicit purchasers for the period of their appointment or to sell securities on a continuing basis. Any agent involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by us to an agent will be set forth, in the related prospectus supplement.

    If dealers are used in any of the sales of securities covered by this prospectus, we will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.

UNDERWRITERS

    If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

DIRECT SALES

    We may also sell securities directly to one or more purchasers without using underwriters or agents.

    Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

    Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our ordinary shares, which are traded on the Frankfurt Stock Exchange and, in the form of American Depositary Shares, on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

    Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

ADDITIONAL MATTERS

    Any sale or distribution may be effected by us at market prices prevailing at the time of sale; at prices related to such prevailing market prices; at varying prices determined at the time of sale; or at negotiated or fixed prices.

    A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters, dealers or agents; the purchase price of the securities; the intended use of proceeds to us from such sales; any delayed delivery arrangements; any underwriting discounts and other items constituting underwriters' compensation; any public offering price; and any discounts or concessions allowed or reallowed or paid to dealers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Insofar as indemnification by Infineon for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons, Infineon has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for us by Brobeck Hale and Dorr, Munich, Germany.

                                    EXPERTS

    The consolidated balance sheets of Infineon Technologies AG and subsidiaries as of September 30, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, have been incorporated by reference in this prospectus in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft AG, independent accountants, and upon the authority of that firm as experts in accounting and auditing. KPMG Deutsche Treuhand-Gesellschaft AG is a member of the German Institut der Wirtschaftsprufer. Its address is Elektrastrasse 6, D-81925 Munich, Germany.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form F-3 with respect to the securities we are offering pursuant to this prospectus. This prospectus does not contain all the information contained in the registration statement, including its exhibits. You should refer to the registration statement, including the exhibits, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

    We are also subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934 applicable to foreign private issuers. Under the Exchange Act, we are required to file reports with and furnish other information to the SEC. Specifically, we are required to file annually a Form 20-F no later than six months after the close of our financial year, which is September 30. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in
Section 16 of the Exchange Act.

    You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. As a foreign private issuer we are not required to file reports and other documents with the SEC in electronic form over the SEC's Edgar system. In December 2001, however, we voluntarily began to file most required reports in electronic form. Those reports that we file electronically may be accessed over the SEC's website, HTTP://WWW.SEC.GOV.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

    The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports that we file with the SEC after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports (except for our future filings on Form 6-K, which will only be incorporated by reference into this document if we state in such filings that they are being incorporated by reference into this document), until such time as we have sold all of the securities covered by this prospectus.

    The following documents are incorporated herein by reference:

    (1) Our Annual Report on Form 20-F for the year ended September 30, 2001;

    (2) Our reports on Form 6-K dated January 25, 2002, and March 5, 2002;

    (3) The description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC, including any amendments or reports filed for the purpose of updating that description.

    We will provide a copy of any of these documents to any person, including any beneficial owner, at no cost, upon oral or written request to:

              Infineon Technologies AG
              St.-Martin-Strasse 53
              D-81699 Munich, Germany
              Attention: Investor Relations
              Telephone: 011-49-89-234-0
              www.infineon.com

    You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                          ENFORCING CIVIL LIABILITIES

    Infineon is a German corporation, and its executive offices and a substantial portion of its assets are located outside the United States. In addition, the members of our management and the experts named herein may be residents of Germany and other jurisdictions other than the United States. As a result, it may be difficult for investors to effect service within the United States upon Infineon and members of management or experts or to enforce outside the United States judgments obtained against such persons in United States courts, or to enforce in United States courts judgments obtained against such persons in courts in jurisdictions outside the United States, in any action, including actions predicated upon the civil liability provisions of the U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the U.S. securities laws. Specifically, the enforcement in Germany of civil liabilities based solely on U.S. securities laws in original actions or in actions for the enforcement of judgments of U.S. courts may encounter difficulties. In addition, awards of punitive damages in actions brought in the United States or elsewhere are unenforceable in Germany.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The laws of Germany make no provision for the indemnification of officers and directors.

    We have provided insurance for the indemnification of our directors and officers against general civil liability which they may incur in connection with their activities on behalf of our company. We will continue to provide insurance for the indemnification of our officers and directors against such liability, as well as against liabilities under the Securities Act.

    In the underwriting agreements, the underwriters will agree to indemnify, under certain conditions, Infineon, members of Infineon's Supervisory Board and Management Board and persons who control Infineon within the meaning of the Securities Act, against certain liabilities.

ITEM 9. EXHIBITS.

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
1.1                     Form of equity underwriting agreement (to be filed as an
                        exhibit to a Report of the Registrant on Form 6-K and
                        incorporated herein by reference)

1.2 Form of debt underwriting agreement (to be filed as an exhibit to a Report of the Registrant on Form 6-K and incorporated herein by reference)

3.1                     Articles of Association, as amended through January 21, 2002

4.1                     Form of Deposit Agreement among Infineon Technologies AG,
                        Morgan Guaranty Trust Company of New York and holders of
                        American Depositary Receipts (incorporated by reference to
                        Exhibit 4.1 of lnfineon's Registration Statement on Form F-1
                        (File No. 333-11508), dated as of March 10, 2000)

4.2 Form of Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of lnfineon's Registration
                        Statement on Form F-1 (File No. 333-11508), dated as of
                        March 10, 2000)

4.3                     Form of American Depositary Receipt (included in Exhibit
                        4.1)

4.4                     Form of senior indenture

4.5                     Form of subordinated indenture

4.6                     Form of senior note with respect to each particular series of senior notes issued hereunder (to be filed as an exhibit to a Report of the Registrant on Form 6-K and incorporated herein by reference)

4.7                     Form of subordinated note with respect to each particular
                        series of subordinated notes issued hereunder (to be filed as an exhibit to a Report on the Registrant of Form 6-K and incorporated hereby by reference)

5.1                     Opinion of Brobeck Hale and Dorr

8.1                     Opinion of Hale and Dorr LLP with respect to certain U.S.
                        tax matters

8.2                     Opinion of Clifford Chance Punder with respect to certain
                        German tax matters

12                      Computation of Ratio of Earnings to Fixed Charges

23.1                    Consent of KPMG Deutsche Treuhand-Gesellschaft AG

23.2                    Consent of Brobeck Hale and Dorr (included in Exhibit 5.1)

24 Power of Attorney (see the signature page of this Registration Statement)

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
25.1                    Statement of Eligibility on Form T-1 under the Trust
                        Indenture Act of 1939, as amended, of the Trustee under the
                        Senior Indenture (to be incorporated herein by reference
                        from a subsequent filing in accordance with Section
                        305(b)(2) of the Trust Indenture Act of 1939)

25.2                    Statement of Eligibility on Form T-1 under the Trust
                        Indenture Act of 1939, as amended, of the Trustee under the
                        Subordinated Indenture (to be incorporated herein by
                        reference from a subsequent filing in accordance with
                        Section 305(b)(2) of the Trust Indenture Act of 1939)

99.1                    Offering Circular dated February 1, 2002, with respect to
                        the issuance by Infineon Technologies Holding B.V. of 4.25%
                        Guaranteed Subordinated Convertible Notes due 2007 in an
                        aggregate nominal amount of Euro 1 billion

ITEM 10. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
       Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) To file a post-effective amendment to this registration statement to include any financial statements required by Item 8A of Form 20-F at the start of any delayed offering or throughout a continuous offering unless such financial statements or information are contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under
    Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Munich, Federal Republic of Germany on March 5, 2002.

                                                       INFINEON TECHNOLOGIES AG

                                                       By:          /s/ DR. ULRICH SCHUMACHER
                                                            -----------------------------------------
                                                                      Dr. Ulrich Schumacher
                                                                   CHIEF EXECUTIVE OFFICER AND
                                                                 CHAIRMAN OF THE MANAGEMENT BOARD

                                                       By:             /s/ PETER J. FISCHL
                                                            -----------------------------------------
                                                                         Peter J. Fischl
                                                                   CHIEF FINANCIAL OFFICER AND
                                                                  MEMBER OF THE MANAGEMENT BOARD

                        POWER OF ATTORNEY AND SIGNATURES

    Each person whose signature appears below hereby constitutes and appoints each of Dr. Ulrich Schumacher, Peter Fischl and Michael Frhr. v. Eickstedt his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all acts and things and execute any and all instruments that such attorney-in-fact may deem necessary or advisable under the United States Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the United States Securities and Exchange Commission (the "Commission") thereunder, in connection with this Registration Statement on Form F-3, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name, in his capacity as a member of the Management Board or officer of the Registrant, on this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them deem appropriate in respect of securities of the Registrant, on any and all amendments, including post-effective amendments, to the Registration Statement (including any registration statement or post-effective amendment filed with the Commission pursuant to Rule 462(b) under the Securities Act), and on any and all instruments and documents filed as part of or in connection with the Registration Statement and any and all amendments thereto, including post-effective amendments (including any registration statement or post-effective amendment filed with the Commission pursuant to Rule 462(b) under the Securities Act).

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated, as of March 5, 2002:

                      SIGNATURE                                            TITLE
                      ---------                                            -----
              /s/ DR. ULRICH SCHUMACHER
     -------------------------------------------       Chairman of the Management Board,
                Dr. Ulrich Schumacher                    President and Chief Executive Officer

                                                       Executive Vice President
     -------------------------------------------         Chief Sales and Marketing Officer, and
                     Peter Bauer                         Member of the Management Board

                 /s/ PETER J. FISCHL                   Executive Vice President
     -------------------------------------------         Chief Financial Officer, and
                   Peter J. Fischl                       Member of the Management Board

               /s/ DR. SONKE MEHRGARDT                 Executive Vice President
     -------------------------------------------         Chief Technology Officer, and
                 Dr. Sonke Mehrgardt                     Member of the Management Board

            /s/ DR. ANDREAS VON ZITZEWITZ              Executive Vice President
     -------------------------------------------         Chief Operating Officer, and
              Dr. Andreas von Zitzewitz                  Member of the Management Board

                /s/ ROBERT HAWLICZEK                   Senior Vice President
     -------------------------------------------         Accounting and Financial Reporting, and
                  Robert Hawliczek                       Chief Accounting Officer

INFINEON TECHNOLOGIES NORTH AMERICA CORP.

By:                      /s/ JAN DUPREEZ
             ---------------------------------------
                           Jan DuPreez                       Authorized Representative in the United
                        Title: President                       States